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Exhibit 23




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors
CONSORTEUM HOLDINGS, INC.


         We consent to the use of our report dated September 29, 2009, with respect to the balance sheets of Consorteum Holdings, Inc. as of June 30, 2009 and 2008, and the related statements of operations and comprehensive (loss), stockholders' (deficit) and cash flows for each of the two years in the period ended June 30, 2009, and the period from November 7, 2005 (date of inception) through June 30, 2009, incorporated herein by reference.


                                                /s/ SF Partnership, LLP


TORONTO, CANADA                                CHARTERED ACCOUNTANTS
September 29, 2009